Exhibit 99.1

Investment Corporation

AAMES INVESTMENT CORPORATION

Announces Exercise of Over-Allotment Option

Los Angeles, California, November 24, 2004 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust, today announced that Friedman, Billings, Ramsey & Co., Inc., the sole book-running manager of Aames Investment’s initial public offering, exercised in full its over-allotment option to purchase 5,250,000 additional shares of Aames Investment’s common stock at $8.50 per share, less applicable underwriter’s discounts. Aames Investment received net proceeds of approximately $41.5 million in connection with this exercise.

A registration statement relating to these securities has been filed by Aames Investment with, and declared effective by, the Securities and Exchange Commission. This communication does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus relating to the offering may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209.

Other Information

For more information, contact either Ronald J. Nicolas, Jr., Executive Vice President and Chief Financial Officer, or Jon D. Van Deuren, Senior Vice President, Finance and Chief Accounting Officer, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.

Additional information may also be obtained by visiting www.aames.net, Aames Investment’s website.

From time to time the Aames Investment may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Aames Investment notes that a variety of factors could cause their actual results and experiences to differ materially from the anticipated results or other expectations expressed in the forward-

looking statements. The risks and uncertainties that may affect the operations, performance and results of Aames Investment’s business include the following: inability to originate subprime hybrid/adjustable mortgage loans; increased delinquency rates in our portfolio; increases in mortgage lending interest rates; adverse changes in the securitization and whole loan market for mortgage loans; decline in real estate values; decreases in earnings from the Aames Investment calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida, New York and Texas; extensive government regulation; losses in securitization trusts; and intense competition in the mortgage lending industry. In addition, Aames Investment cannot guarantee compliance with the federal tax requirements applicable to REITs or Aames Investment’s effective operation within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties and information relating to the company, see the registration statement on Form S-11 (file no. 333-113890) filed with the SEC, including the prospectus contained therein, relating to the initial public offering of Aames Investment’s common stock, the Form 10-Q for the quarter ended September 30, 2004 and other filings with the SEC made by the company pursuant to the Securities Exchange Act of 1934.